UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 19, 2009
Date of Report (Date of earliest event reported)

EPL INTERMEDIATE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-115644	13-4092105

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3535 Harbor Blvd. Suite 100 Costa Mesa, California	92626

(Address of principal executive offices)	(Zip Code)

(714) 599-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective January 19, 2009, Joseph Stein’s position at EPL Intermediate, Inc. and its wholly owned subsidiary El Pollo Loco, Inc. (together, the “Company”) was changed from Senior Vice President and Chief Financial Officer to Senior Vice President of Strategy and Innovation.

(c)  Effective January 19, 2009, Gary C. Campanaro was appointed Senior Vice President and Chief Financial Officer of the Company, to serve until further action of the Board of Directors, subject to the terms of any employment agreement with the Company.   Mr. Campanaro (age 48) is a Certified Public Accountant who served as Chief Financial Officer of Claim Jumper Restaurants Holdings Corp. from 2006 until joining the Company.  He served as Chief Financial Officer of The Keith Companies, Inc., a civil engineering firm, from 1998-2005, and he held executive positions at CB Richard Ellis, a real estate company, from 1992-1998, and CKE Restaurants, Inc. from 1988-1992.

On June 24, 2009, the Company entered into an Employment Agreement effective as of January 19, 2009 with Mr. Campanaro for an initial term ending December 31, 2009, with automatic one-year extensions unless at least 60 days prior written notice is given by either party.   Pursuant to the agreement, Mr. Campanaro will be paid an annual base salary of $250,000, receive a $500 per month business transportation allowance, and he will be granted an option to purchase 11,123 shares of common stock of Chicken Acquisition Corp. (CAC), the Company’s parent, at fair market value on the date of grant.  Mr. Campanaro will also have the opportunity to purchase shares of CAC, subject to execution of a Stockholders Agreement.  Mr. Campanaro is eligible to receive an annual target bonus equal to 75% of his base salary based on the Company’s achievement of budgeted EBITDA, with a guaranteed $60,000 minimum bonus for 2009.  The other terms and conditions of the employment agreement, including payments upon termination of employment, and of the stock option are consistent with those of the executive officer employment agreements and option grants described in Item 11, Executive Compensation, of the Company’s Annual Report on Form 10-K for fiscal year 2008 filed on March 31, 2009, which Item 11 is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPL INTERMEDIATE, INC.

Dated: June 29, 2009	By:	/s/ Jerry Lovejoy
Jerry Lovejoy,
Senior Vice President